Exhibit 10

MEMORANDUM

To:
From:	Patricia Smith, EVP/Human Resources Division
Re:	Employment Agreement Annual Review
Date:	July 19, 2007

Your Employment Agreement with BankFinancial, F.S.B. (the “Bank”) was amended in 2006 to include new language that was intended to address the requirements of Section 409A of the Internal Revenue Code.

The IRS recently issued the final Section 409A regulations and they will become effective on January 1, 2008. The Human Resources Committee of the Board of Directors has requested that outside counsel be engaged to draft amendments to all existing Employment Agreements, in a form acceptable to the Human Resources Committee, that will conform their terms to the requirements of Section 409A and the final regulations (the “409A Amendments”).

The Human Resources Committee has determined to extend the “Employment Period,” as referenced in Section 2(a) of your Employment Agreement, to March 31, 2010, subject to the condition that you agree to sign a further amendment to your Employment Agreement later this year that will incorporate the 409A Amendments into your Employment Agreement.

If you are agreeable to amending your Employment Agreement to extend the term of the Employment Period until March 31, 2010 subject to the above condition, please sign and date this document in the space indicated below and return it to me by no later than July 25, 2007. The amendment to your Employment Agreement will not be effective until I receive the signed and dated document.

Name:

Signature:

Date: